Exhibit 3. (i)

         Restated Certificate of Incorporation
                          of
         Sears, Roebuck and Co., as amended to
                    March 13, 1996

1. NAME

The name of the Corporation is Sears, Roebuck and Co.

2. PURPOSES

The purposes of the Corporation are:

2.1 To manufacture, buy, sell, import, export, distribute and deal in goods, wares, merchandise and related services of every kind, and any and all materials or articles for, or used or useful in connection with all or any of the objects aforesaid.

2.2 To engage in any activity which may promote the interests of the Corporation, or enhance the value of its property, to the fullest extent permitted by law.

3. SHARES

3.1 Authorized Shares. The total number of shares which the Corporation may issue is 1,050,000,000, of which 1,000,000,000 shall be common shares of a par value of $0.75 each and 50,000,000 shall be preferred shares of a par value of $1.00 each.

3.2 Preferred Shares. The preferred shares may be issued from time to time in series. The board of directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations as between series, subject to such limitations as may be prescribed by law. In particular, the board of directors may establish, designate and fix the following with respect to each series of preferred shares: establish and specify a designation of such series; fix the dividend rights of holders of shares of each such series; fix the terms on which shares of each such series may be redeemed if the shares of such series are to be redeemable; fix the rights of the holders of shares of each such series upon dissolution or any distribution of assets; fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of shares of each such series; fix the terms upon which the shares of each such series may be converted into or exchanged for shares of any other class or classes or of any one or more series of preferred shares if the shares of such series are to be convertible or exchangeable; fix the voting rights, if any, of the shares of each such series; and any other relative rights, preferences, or limitations of shares of the series consistent herewith and applicable law.

3.2.1 8.88% Preferred Shares, First Series.

      (1) Designation. An aggregate of 3,250,000 preferred shares, par value $1.00 per share, of the Company are hereby constituted as a series of preferred shares designated as "8.88% Preferred Shares, First Series" (hereinafter called "First Series Preferred Shares").

      (2) Dividends. (a) The holders of First Series Preferred Shares shall be entitled to receive a cash dividend per share (payable as set forth below), out of funds legally available for the purpose, computed as follows (rounded to the nearest cent):

            (i) for the Initial Dividend Period (as hereinafter defined), the product of (A) 8.88% times (B) a fraction the numerator of which is the number of days from (and including) the date of the original issue of the First Series Preferred Shares to (but not including) December 31, 1991, on the basis of 30-day months, and the denominator of which is 360 times (C) $100; and

            (ii) for each Quarterly Dividend Period thereafter, the product of (A) 8.88% times (B) .25 times (C) $100.

      Such dividends shall be cumulative from the date of original issue of such shares and shall be payable in arrears, when and as declared by the Board of Directors, on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 1992. Each such dividend shall be paid to the holders of record of the First Series Preferred Shares as their names shall appear on the share register of the Company on such record date, not exceeding 50 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Company. Dividends on account of arrears for any past Dividend Periods (as hereinafter defined) may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company.

      (b)   The term:

            (i) "Dividend Period" shall mean the Initial Dividend Period or any Quarterly Dividend Period (collectively referred to as "Dividend Periods");

            (ii) "Initial Dividend Period" shall mean the period from the date of the original issue of the First Series Preferred Shares through December 31, 1991; and

            (iii) "Quarterly Dividend Period" shall mean each of the periods commencing on January 1, April 1, July 1 and October 1 in each year and ending on (and including) the day next preceding the first day of the next Quarterly Dividend Period, beginning on January 1, 1992.

      (c) So long as any of the First Series Preferred Shares are outstanding, no dividend (other than dividends or distributions paid in common shares, or in options, warrants or rights to subscribe for or purchase common shares or another stock ranking junior to the First Series Preferred Shares as to dividends and other than as provided in paragraph (d) of this Section (2)) shall be declared or paid or set aside for payment or other distribution declared or made upon the common shares or upon any other stock ranking junior to or on a parity with the First Series Preferred Shares as to dividends, nor shall any common shares or any other stock of the Company ranking junior to or on a parity with the First Series Preferred Shares as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the First Series Preferred Shares as to dividends) unless, in each case, the full cumulative dividends on the outstanding First Series Preferred Shares shall have been paid or set apart for payment for all Dividend Periods terminating on or prior to the date of such payment or action, as the case may be.

      (d) When dividends are not paid in full, as aforesaid, on the First Series Preferred Shares and on any other preferred shares ranking on a parity as to dividends with the First Series Preferred Shares, all dividends declared on the First Series Preferred Shares and any other preferred shares ranking on a parity as to dividends with the First Series Preferred Shares shall be declared ratably in accordance with the respective dividends which would be payable on the First Series Preferred Shares and such other preferred shares if all accrued and unpaid dividends thereon were paid in full. Holders of First Series Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the First Series Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the First Series Preferred Shares which may be in arrears.

(3) Dissolution Preference. (a) In the event of any liquidation, dissolution, or winding up (hereinafter "Dissolution") of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Company ranking junior to the First Series Preferred Shares upon Dissolution, the holders of the First Series Preferred Shares shall be entitled to receive for each share $100 plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any First Series Preferred Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), determined by adding (i) dividends accrued and unpaid for any Dividend Period preceding the Dividend Period in which the date of final distribution falls plus (ii) the product of (A) 8.88% times (B) a fraction, the numerator of which is the number of days elapsed from (and including) the first day of the Dividend Period in which the date of final distribution falls, to (but not including) the date of final distribution, on the basis of 30-day months, and the denominator of which is 360 times (C) $100; but such holders shall not be entitled to any further payment. If, upon any Dissolution of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the First Series Preferred Shares and any other preferred shares ranking as to Dissolution on a parity with the First Series Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and Dissolution payments on any other such other preferred shares, then such assets, or the proceeds thereof, shall be distributed among the holders of First Series Preferred Shares and any such other preferred shares ratably in accordance with the respective amounts which would be payable on such First Series Preferred Shares and any such other preferred shares if all amounts payable thereon were paid in full. For the purposes of this Section (3), a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, or a consolidation or merger of the Company with one or more corporations shall not be deemed to be a Dissolution, voluntary or involuntary.

      (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the First Series Preferred Shares upon Dissolution, upon any Dissolution of the Company, after payment shall have been made in full to the First Series Preferred Shares as provided in this Section (3), but not prior thereto, any other series or class or classes of stock ranking junior to the First Series Preferred Shares upon Dissolution shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the First Series Preferred Shares shall not be entitled to share therein.

(4) Redemption. (a) Except as provided in paragraph (b) of this Section 4, the First Series Preferred Shares may not be redeemed prior to November 9, 1996. Thereafter, the Company, at its option, may redeem the First Series Preferred Shares, as a whole or in part, at any time or from time to time at redemption prices which shall be $100 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption (subject to the right of the holders of record of any First Series Preferred Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of redemption), determined by adding (i) dividends accrued and unpaid for any Dividend Period preceding the Dividend Period in which the date of redemption falls, plus (ii) the product of (A) 8.88% times (B) a fraction, the numerator of which is the number of days elapsed from (and including) the first day of the Dividend Period in which the date of redemption falls to (but not including) the date of redemption, on the basis of 30-day months, and the denominator of which is 360 times (C) $100.

      (b) Prior to November 9, 1996, the Company at its option may redeem all, but not less than all, of the outstanding First Series Preferred Shares if the holders of the First Series Preferred Shares shall be entitled to vote upon or consent to a merger or consolidation of the Company as provided in Section (7) and all of the following conditions have been satisfied: (i) the Company shall have requested the vote or consent of the holders of the First Series Preferred Shares to the consummation of such merger or consolidation, stating in such request that failing the requisite favorable vote or consent the Company will have the option to redeem the First Series Preferred Shares, (ii) the Company shall not have received the favorable vote or consent requisite to the consummation of the transaction within 60 days after making such written request (which shall be deemed to have been made upon the mailing of the notice of any meeting of holders of the First Series Preferred Shares to vote upon granting such consent), and
(iii) such transaction shall be consummated on the date fixed for such redemption, which date shall be no more than one year after such request is made. Any such redemption shall be on notice as aforesaid (and on an additional notice in accordance with paragraph (c) of this Section (4), which may be contemporaneous with, or included in, the notice provided for by this paragraph (b)) at the redemption price of (i) $100 per share, plus (ii) accrued and unpaid dividends thereon to the date fixed for redemption (subject to the right of the holders of record of any First Series Preferred Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of redemption), determined by adding (i) dividends accrued and unpaid for any Dividend Period preceding the Dividend Period in which the date of redemption falls, plus (ii) the product of (A) 8.88% times (B) a fraction, the numerator of which is the number of days elapsed from (and including) the first day of the Dividend Period in which the date of redemption falls, to (but not including) the date of redemption, on the basis of 30-day months, and the denominator of which is 360 times (C) $100.

      (c)   In the event the Company shall redeem any First Series
Preferred Shares, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the share register of the Company. Each such notice shall state: (1) the redemption date; (2) the number of shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) dividends on the First Series Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the redemption price) shall cease. The Company's obligation to provide monies in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) having an office in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the First Series Preferred Shares so called for redemption. Any interest accrued on such funds shall be paid to the Company from time to time.

      (d) Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid. If less than all the outstanding First Series Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares not previously called for redemption by lot or pro rata (as nearly as may be possible) or by any other method determined by the Company in its sole discretion to be equitable, except that in any redemption of fewer than all the outstanding First Series Preferred Shares the Company may redeem all First Series Preferred Shares held by all holders of a number of shares not to exceed 100 as may be specified by the Company.

      (e) In no event shall the Company redeem less than all the outstanding First Series Preferred Shares unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding First Series Preferred Shares for all Dividend Periods terminating on or prior to the date fixed for redemption.

(5) Shares to be Retired. All First Series Preferred Shares redeemed or purchased by the Company shall be retired and cancelled and shall be restored to the status of authorized but unissued preferred shares, without designation as to series, and may thereafter be issued, but not as First Series Preferred Shares.

(6) Conversion or Exchange. The holders of First Series Preferred Shares shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock (or any other security) of the Company.

(7) Voting. (a) Except as hereinafter in this Section (7) expressly provided or as otherwise from time to time required by law, the First Series Preferred Shares shall have no voting rights. Whenever, at any time or times, dividends payable on the First Series Preferred Shares shall be in arrears in an amount equal to at least the dividends payable for six Quarterly Dividend Periods on the First Series Preferred Shares at the time outstanding, the holders of the outstanding First Series Preferred Shares shall have the exclusive right, voting separately as a class with holders of any one or more other series of preferred shares ranking on a parity with the First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Company at the Company's next annual meeting of shareholders and at each subsequent annual meeting of shareholders. Such directors shall be elected for terms expiring at the next succeeding annual meeting of shareholders or until their respective successors are elected and qualified, unless such terms are sooner terminated as provided in this paragraph (a) of this Section (7). At elections for such directors, each holder of First Series Preferred Shares shall be entitled to vote cumulatively in accordance with Article 3.5 of the Restated Certificate of Incorporation of the Company as to the directors to be elected by such holders voting as a class (the holders of any other series of preferred shares ranking on a parity being entitled to such number of votes, if any, for each share held as may be granted to them). The right of the holders of the First Series Preferred Shares, voting separately as a class, to elect (either alone or together with the holders of any one or more other series of preferred shares ranking on a parity) members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends accumulated on the First Series Preferred Shares shall have been paid in full or set aside for payment by the Company, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent failure to pay dividends in the aggregate amount specified above. Any such director may be removed from office, with or without cause, only by vote of holders of the First Series Preferred Shares voting as a class with holders of any one or more other series of preferred shares ranking on a parity with the First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable, and by such vote as may be required by law.

      (b) Upon any termination of the right of the holders of the First Series Preferred Shares as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the First Series Preferred Shares voting as a class shall terminate immediately. If the office of any director elected by the holders of the First Series Preferred Shares voting as a class as herein provided becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of the First Series Preferred Shares voting as a class as herein provided may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

      (c) So long as any First Series Preferred Shares remain outstanding, the consent of the holders of at least two-thirds of the First Series Preferred Shares outstanding at the time (voting separately as a class together with all other series of preferred shares ranking on a parity with First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

            (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of shares (including any class or series of preferred shares) ranking prior (as that term is defined in paragraph (e) of this Section (7)) to the First Series Preferred Shares; or

            (ii) the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation in any manner which would materially and adversely affect any right, preference, privilege or voting power of the First Series Preferred Shares or of the holders thereof; provided, however, that any increase in the amount of authorized preferred shares or the creation and issuance of other series of preferred shares, in each case ranking on a parity with or junior to the First Series Preferred Shares with respect to the payment of dividends and the distribution of assets upon Dissolution shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; provided, further, that the creation of a class or series of shares entitled to vote as a class together with the First Series Preferred Shares on the matters stated herein and having a voting power greater than one vote for each $100 of liquidation preference (exclusive of accrued and unpaid dividends), shall be deemed to materially and adversely affect the voting power of the Preferred Shares.

      (d) So long as any First Series Preferred Shares remain outstanding, the consent of the holders of at least a majority of the First Series Preferred Shares outstanding at the time (voting separately as a class together with all other series of preferred shares ranking on a parity with First Series Preferred Shares either as to dividends or the distribution of assets upon Dissolution and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to effect the merger or consolidation of the Company with or into any other corporation, if and only if the plan of merger or consolidation contains any provision which, if contained in an amendment to the Company's Restated Certificate of Incorporation, would entitle the holders of shares of such class or series to vote as a class thereon.

      (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the First Series Preferred Shares shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

      (f) Any class or classes of shares of the Company shall be deemed to rank:

            (i) prior to the First Series Preferred Shares as to dividends or as to distribution of assets upon Dissolution if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon Dissolution in preference or priority to the holders of the First Series Preferred Shares; and

            (ii) on a parity with the First Series Preferred Shares as to dividends or as to distribution of assets upon Dissolution whether or not the dividend rates, dividend payment dates, or redemption or Dissolution prices per share thereof be different from those of the First Series Preferred Shares, if the holders of such class of shares and the First Series Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon Dissolution in proportion to their respective dividend rates or Dissolution prices, without preference or priority one over the other.

3.2.2.Series A Mandatorily Exchangeable Preferred Shares

      (1) Designation. An aggregate of 7,187,500 preferred shares, par value $1.00 per share, of the Company are hereby constituted as a series of preferred shares designated as "Series A Mandatorily Exchangeable Preferred Shares" (hereinafter called "Series A Preferred Shares").

      (2) Dividends. (a) The holders of Series A Preferred Shares shall be entitled to receive a cash dividend per share (payable as set forth below), out of funds legally available for the purpose, computed as follows (rounded to the nearest cent):

            (i) for the Initial Dividend Period (as hereinafter defined), the product of (A) 8.721% times (B) a fraction the numerator of which is the number of days from (and including) the date of the original issuance of the Series A Preferred Shares to (but not including) April 1, 1992, on the basis of 30-day months, and the denominator of which is 360 times (C) $172.00; and

            (ii) for each Quarterly Dividend Period thereafter, the product of (A) 8.721% times (B) .25 times (C) $172.00.

      Such dividends shall be cumulative from the date of original issuance of such shares and shall be payable in arrears, when, as and if declared by the Board of Directors, on each Dividend Payment Date (as hereinafter defined) commencing on April 1, 1992. Each such dividend shall be paid to the holders of record of the Series A Preferred Shares as their names shall appear on the share register of the Company on such record date, not exceeding 50 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Company. Dividends on account of arrears for any past Dividend Periods (as hereinafter defined) may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company. Dividends on the Series A Preferred Shares shall accrue (whether or not declared) on a daily basis from the previous Dividend Payment Date, except that with respect to the first dividend, such dividend shall accrue from the date of original issuance of the Series A Preferred Shares. Dividends will cease to accrue on the Series A Preferred Shares on the Exchange Date (as defined in paragraph (4)(h)(iii)), with respect to the Series A Preferred Shares subject to such exchange on such Exchange Date. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series A Preferred Shares for any period shorter than a Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.
All dividends paid with respect to Series A Preferred Shares pursuant to this paragraph (2) shall be paid pro rata to the holders entitled thereto.

      (b)   The term:

            (i) "Dividend Period" shall mean the Initial Dividend Period or any Quarterly Dividend Period (collectively referred to as "Dividend Periods");

            (ii)  "Dividend Payment Date" shall mean January 1, April
1, July 1 and October 1 of each year, unless any such date shall be or be declared a national or New York state holiday or banking institutions in New York shall be closed because of a banking moratorium or otherwise on such date, in which case the Dividend Payment Date shall be the next succeeding day on which such banks shall be open;

            (iv) "Initial Dividend Period" shall mean the period from the date of the original issuance of the Series A Preferred Shares through (but not including) April 1, 1992; and

            (v) "Quarterly Dividend Period" shall mean each of the periods commencing on January 1, April 1, July 1 and October 1 in each year and ending on (and including) the day next preceding the first day of the next following Quarterly Dividend Period, beginning on April 1, 1992.

      (3) Rank. (a) The Series A Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution and winding up, shall rank prior to the common shares, par value $.75 per share (the "common shares") of the Company and on a parity with the First Series Preferred Shares of the Company. All equity securities of the Company to which the Series A Preferred Shares rank prior with respect to dividends or upon liquidation, dissolution or winding-up, as the case may be, including the common shares, are collectively referred to herein as "Junior Securities"; all equity securities of the Company with which the Series A Preferred Shares rank on a parity with respect to dividends or upon liquidation, dissolution or winding-up, as the case may be (whether or not the dividend rates, dividend payment dates or amounts to be received upon dissolution, liquidation or winding up are different therefrom), including the First Series Preferred Shares, are collectively referred to herein as "Parity Securities"; and all equity securities of the Company to which the Series A Preferred Shares rank junior with respect to dividends or upon liquidation, dissolution or winding-up, as the case may be, are collectively referred to herein as "Senior Securities." The Series A Preferred Shares shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities. The term "equity securities" excludes convertible debt securities or debt securities redeemable or exchangeable for equity securities.

      (b) So long as any of the Series A Preferred Shares are outstanding, no dividend (other than dividends or distributions paid in Junior Securities which rank junior as to dividends, or in options, warrants or rights to subscribe for or purchase such Junior Securities and other than as provided in paragraph (3)(c)) shall be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities which rank junior as to dividends or Parity Securities which rank on a parity as to dividends, nor shall any such Junior Securities or such Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by the Company (except by conversion into or exchange for Junior Securities which rank junior as to dividends) unless, in each case, the full cumulative dividends on the Series A Preferred Shares shall have been declared and paid or set apart for payment for all Quarterly Dividend Periods terminating on or prior to the date of such payment or action, as the case may be.

      (c) When dividends are not paid in full on the Series A Preferred Shares and any Parity Securities which rank on a parity with respect to dividends, all dividends declared on the Series A Preferred Shares and such Parity Securities shall be declared ratably in accordance with the respective dividends which would be payable on the Series A Preferred Shares and such Parity Securities if all accrued and unpaid dividends thereon were then to be paid in full.

      (d) Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in paragraph (2)(a). No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment which may be in arrears. Subject to the foregoing provisions of this paragraph (3) and paragraph (4)(d), the Board of Directors may declare and the Company may pay or set apart for payment dividends and other distributions on any of the Junior Securities or Parity Securities, and may redeem, purchase, exchange, convert or otherwise retire any Junior Securities or Parity Securities, and the holders of the Series A Preferred Shares shall not be entitled to share therein. Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series A Preferred Shares.

      (4) Exchanges. (a) Mandatory Exchange on Final Exchange Date. Unless earlier exchanged in accordance with the provisions hereof, on April 1, 1995 (the "Final Exchange Date), the Company shall be obligated to exchange the following consideration for each outstanding Series A Preferred
Share:

            (i) subject to paragraph (4)(d)(iv), a number of common shares at the Common Equivalent Rate (determined as provided in paragraph
(4)(d)) in effect on the Final Exchange Date; and

            (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such Series A Preferred Share to and including such Exchange Date, whether or not declared, out of funds legally available for the payment of dividends; provided, however, to the extent that, on the Final Exchange Date, the Company shall (x) not have funds legally available for the payment of such accrued and unpaid dividends in cash, or (y) be prohibited from paying such dividends in cash by the terms of any Senior Security, Parity Security or any then-outstanding indebtedness or other contractual obligation of the Company, then the Company shall issue, in lieu of such cash payment, that number of common shares determined by dividing the amount of such accrued and unpaid dividends by the Current Market Price (as defined in paragraph (4)(d)(vi)) of the common shares determined as of the Trading Date immediately preceding the Final Exchange Date.

      The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued common shares, for the purpose of effecting the exchange of the Series A Preferred Shares pursuant to this paragraph (4)(a), the full number of common shares required to be delivered pursuant to paragraph (4)(a)(i) upon such mandatory exchange of all outstanding Series A Preferred Shares, and shall adjust such reserve promptly following any adjustment in the Common Equivalent Rate.
(b) Automatic Exchange Upon the Occurrence of Certain Events. On the business day (as defined in paragraph (4)(h)(1)) immediately prior to the effectiveness of a merger or consolidation of the Company (other than a merger or consolidation of the Company with or into a direct or indirect wholly-owned subsidiary of the Company) (the "Settlement Date") that would result in the exchange of common shares for, or the conversion of common shares into, other securities or other property (whether of the Company or any other entity) or the right to receive such other securities or other property (any such merger or consolidation is referred to herein as a "Merger or Consolidation"), the Company shall exchange the following consideration for each outstanding Series A Preferred Share:

            (i) subject to paragraphs (4)(d)(iii) and (4)(d)(iv), a number of common shares at the Common Equivalent Rate in effect on the Settlement Date; plus

            (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such Series A Preferred Share to and including the Settlement Date, whether or not declared, out of funds legally available for the payment of dividends; plus

            (iii) the right to receive an amount in cash initially equal to $21.00, declining by $.018851 on each day following the date of original issuance of the Series A Preferred Shares (computed on the basis of a 360-day year of twelve 30-day months) to $1.13 on February 1, 1995, and equal to zero thereafter, in each case determined with reference to the Settlement Date, out of funds legally available therefor.

      At the option of the Company, the Company may satisfy its obligation with respect to some or all of the cash consideration described in clauses
(ii) and (iii) above by delivery of a number of common shares to be determined by dividing the amount of cash consideration that the Company has elected to pay in common shares by the Current Market Price (as defined in paragraph (4)(d)(vi)) of the common shares determined as of the second Trading Date (as defined in paragraph (4)(h)(vi)) immediately preceding the Notice Date (as defined in paragraph (4)(h)(iv)) relating to such exchange.


      In the event that in connection with an exchange of Series A
Preferred Shares pursuant to paragraph (4)(a) or (4)(b) the Company is required to or elects to deliver common shares in lieu of any cash amount required to be paid pursuant to paragraph (4)(a)(ii) or paragraphs (4)(b)(ii) or (iii), respectively, and there shall have occurred an adjustment pursuant to paragraph (4)(d)(iv) as a result of a merger or consolidation with or into a direct or indirect wholly-owned subsidiary prior to the Exchange Date relating to such exchange, the form of consideration deliverable by the Company in lieu of such cash amount shall consist of, in lieu of common shares, the kind of securities or other property received by the holders of common shares as a result of such merger or consolidation (provided, however, that if by virtue of the structure of such merger or consolidation, a holder of common shares is required to make an election with respect to the nature and kind of consideration to be received in such merger or consolidation, then the form of consideration so deliverable by the Company in lieu of common shares shall consist of the kind of securities or other property received by a holder of common shares as a result of such merger or consolidation if such holder of common shares had failed to exercise any such rights of election (however, if the nature or kind of consideration is not the same for each non-electing share, then for purposes of this proviso the kind so receivable in lieu of common shares upon such transaction for each non-electing share will be the kind so receivable per share by the plurality of the non-electing shares)), in the same relative proportions (if more than one kind of securities or other property was so received), with an aggregate market price (determined for any security or other property, to the extent possible, in the manner that the Current Market Price is determined for the common shares, and otherwise determined by the Board of Directors of the Company, whose determination shall be conclusive), determined as of the Trading Date immediately preceeding the Final Exchange Date (in the case of an exchange pursuant to paragraph (4)(a)) or as of the second Trading Date immediately preceding the Notice Date relating to such exchange (in the case of an exchange pursuant to paragraph (4)(b)), equal to the cash amount that the Company has elected or is required to pay in such securities or other property.

      (c) Optional Exchange by the Company. At any time and from time to time prior to the Final Exchange Date, the Company shall have the right to exchange the consideration specified in this paragraph (4)(c) for any or all of the outstanding Series A Preferred Shares (subject to the notice provisions set forth in paragraph (4)(i)). Upon the Exchange Date relating to any such optional exchange, each Series A Preferred Share to be so exchanged shall be exchanged for (i) a number of common shares equal to the Optional Exchange Price (as defined in paragraph (4)(h)(v)) in effect on such Exchange Date divided by the Current Market Price of the common shares determined as of the second Trading Date immediately preceding the Notice Date relating to such exchange and (ii) a cash amount equal to all accrued and unpaid dividends on such Series A Preferred Share to and including the Exchange Date, whether or not declared, out of funds legally available for the payment of dividends; provided that if there shall have occurred an adjustment pursuant to paragraph (4)(d)(iv) prior to such Exchange Date, each Series A Preferred Share so exchanged shall be exchanged for, in lieu of common shares as described in paragraph (4)(c)(i), the kind of securities or other property received by the holders of common shares as a result of the merger or consolidation with or into a direct or indirect wholly-owned subsidiary which gave rise to such adjustment (provided, however, that if by virtue of the structure of such merger or consolidation, a holder of common shares is required to make an election with respect to the nature and kind of consideration to be received in such merger or consolidation, then the form of consideration deliverable upon exercise of such option by the Company shall consist of the kind of securities or other property received by a holder of common shares as a result of such merger or consolidation if such holder of common shares had failed to exercise any such rights of election (however, if the nature or kind of consideration is not the same for each non-electing share, then for purposes of this proviso the kind so receivable upon such transaction for each non-electing share will be the kind so receivable per share by the plurality of the non-electing shares)), in the same relative proportions (if more than one kind of securities or other property was so received) in either case with an aggregate market price (determined, for any security or other property, to the extent possible, in the manner that the Current Market Price is determined for the common shares, and otherwise determined by the Board of Directors of the Company, whose determination shall be conclusive), as of the second Trading Date immediately preceding the Notice Date related to such exchange, equal to the Optional Exchange Price in effect on the Exchange Date. If fewer than all the outstanding Series A Preferred Shares are to be subject to any exchange pursuant to this paragraph (4)(c), shares to be exchanged shall be selected by the Company from outstanding Series A Preferred Shares not previously exchanged by lot or pro rata (as nearly as may be practicable without creating fractional shares) or by any other method determined by the Board of Directors of the Company in its sole discretion to be equitable. Notwithstanding any provision to the contrary set forth herein, the Company may not effect an exchange of less than all of the outstanding Series A Preferred Shares pursuant to this paragraph (4)(c) unless, on or prior to the Exchange Date for such exchange, full cumulative dividends have been paid or declared and set apart for payment on all outstanding Series A Preferred Shares for all Quarterly Dividend Periods ending prior to such Exchange Date.

      (d) Common Equivalent Rate; Adjustments. The Common Equivalent Rate to be used to determined the number of common shares to be delivered on the exchange of the Series A Preferred Shares for common shares pursuant to paragraph (4)(a) or (b) shall be initially four common shares for each Series A Preferred Share; provided, however, that such Common Equivalent Rate shall be subject to adjustment from time to time as provided below in this paragraph (4)(d). All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a common share. Such rate in effect at any time is herein called the "Common Equivalent Rate."

            (i)   If the Company shall either:

                  (A) pay a dividend or make a distribution with respect to common shares in common shares,

                  (B) subdivide or split the outstanding common shares into a greater number of shares,

                  (C) combine the outstanding common shares into a smaller number of shares, or

                  (D) issue by reclassification of the common shares any additional common shares of the Company, then, in any such event, the Common Equivalent Rate in effect immediately prior thereto shall be adjusted so that the holder of a Series A Preferred Share shall be entitled to receive, on the exchange of such Series A Preferred Share, the number of common shares of the Company which such holder would have owned or been entitled to receive pursuant to paragraph (4)(a)(i), after the happening of any of the events described above had such Series A Preferred Share been exchanged pursuant to paragraph (4)(a) immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution in the case of a dividend or distribution, and shall become effective immediately after the effective date thereof in case of a subdivision, split, combination or reclassification; and any common shares issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding common shares under clauses (ii) and (iii) below. Such adjustments shall be made successively.

            (ii) If the Company shall, after the date hereof, issue rights or warrants to all holders of its common shares entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase common shares at a price per share less than the Current Market Price of the common shares (as defined in paragraph (4)(d)(vi)) on the record date for the determination of shareholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior thereto by a fraction, of which the numerator shall be the number of common shares outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional common shares offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of common shares outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of common shares which the aggregate offering price of the total number of common shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such rights or warrants.
To the extent that common shares are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of common shares actually delivered. Such adjustments shall be made successively.

            (iii) If the Company shall pay a dividend or make a distribution to all holders of its common shares of evidences of its indebtedness or other assets (including shares of capital stock of the Company (other than common shares) but excluding any distributions and dividends referred to in clause (i) above, or any regular quarterly cash dividends), or shall issue to all holders of its common shares rights or warrants to subscribe for or purchase securities (other than those rights or warrants referred to in clause (ii) above), then in each such case, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date mentioned below by a fraction, of which the numerator shall be the Current Market Price of the common shares (as defined in paragraph (4)(d)(vi)) on the record date for the determination of shareholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per common share less the fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one common share. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such dividend or distribution.

            (iv) If there shall occur a merger or consolidation of the Company with or into a direct or indirect wholly-owned subsidiary of the Company that results in the exchange of the common shares for, or the conversion of common shares into, other securities or other property (whether of the Company or any other entity) or the right to receive such other securities or other property, then the Series A Preferred Shares will thereafter no longer be subject to exchange for common shares pursuant to paragraphs (4)(a)(i) and (b)(i), but instead will be subject to exchange for the kind and amount of securities or other property which the holder of such Series A Preferred Shares would have had the right to receive as a holder of common shares immediately after such merger or consolidation if such Series
A Preferred Shares had been exchanged for common shares pursuant to paragraph
(4)(a) immediately before the effective time of such merger or consolidation; provided, however, that if by virtue of the structure of such merger or consolidation, a holder of common shares is required to make an election with respect to the nature and kind of consideration to be received in such merger or consolidation, then the Series A Preferred Shares shall, after such merger or consolidation, be subject to exchange for the kind and amount of securities or other property which the holder of such Series A Preferred Shares would have had the right to receive as a holder of common shares immediately after such merger or consolidation if (x) such Series A Preferred Shares had been exchanged for common shares pursuant to paragraph (4)(a)(i) immediately before the effective time of such merger or consolidation and (y) if such holder of common shares had failed to exercise any such rights of election (however, if the nature or kind of consideration is not the same for each non-electing share, then for purposes of this proviso the kind so receivable upon such transaction for each non-electing share will be the kind so receivable per share by the plurality of the non-electing shares). If this paragraph (4)(d)(iv) applies, then no adjustment in respect of the same merger or consolidation shall be made pursuant to the other provisions of this paragraph (4)(d).

            (v) Anything in this paragraph (4) notwithstanding, the Company shall be entitled to make such upward adjustments in the Common Equivalent Rate, in addition to those required by this paragraph (4), as the Company in its sole discretion may determine to be advisable, in order that any share dividends, subdivision of shares, distribution of rights to purchase shares or securities, or a distribution of securities convertible into or exchangeable or redeemable for shares (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its shareholders shall not be taxable. If the Company determines that such an adjustment to the Common Equivalent Rate should be made, an adjustment shall be made effective as of such date as is determined by the Board of Directors of the Company. The determination of the Board of Directors of the Company as to whether such an adjustment to the Common Equivalent Rate should be made pursuant to the foregoing provisions of this paragraph (4)(d)(v), and, if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Company and all shareholders of the Company.

            (vi)  As used in this paragraph (4), the "Current Market
Price" of the common shares on any date shall be the average of the daily Closing Prices (as defined in paragraph (4)(h)(ii)) for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price; provided, however, that, except for a determination in connection with an exchange pursuant to paragraph 4(a), if the Closing Price for the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average, then the Current Market Price per common share on such date of determination shall be the next-day closing price; and provided, further, that, if any event that would result in an adjustment of the Common Equivalent Rate occurs during such five-day period or, for the purposes of calculating the Current Market Price in connection with any exchange of Series A Preferred Shares or any determination of an amount in cash payable in lieu of a fraction of a common share, if any event that would result in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such five-day period and ending on the applicable Exchange Date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

            (vii) In any case in which paragraph (4)(d) shall require that an adjustment to the form or amount of any Exchange Consideration (as defined in paragraph (4)(j)) become effective at the opening of business on the business day next following a record date and an Exchange Date occurs after such record date, but before the occurrence of the event giving rise to such adjustment, the Company may in its sole discretion elect to defer until after the occurrence of such event the issuance of any portion of the Exchange Consideration the form or amount of which is affected by such adjustment.

            (viii) Before taking any action which would cause an adjustment to the Common Equivalent Rate that would cause the Company to issue common shares for consideration below the then par value (if any) of the common shares upon exchange of the Series A Preferred Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable common shares at such adjusted Common Equivalent Rate.

            (ix) If, at any time, as a result of an adjustment made pursuant to paragraph (4)(d)(iv) the Series A Preferred Shares shall become exchangeable for any consideration other than common shares, thereafter the form and amount of such other consideration so issuable upon exchange of the Series A Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the common shares contained in this paragraph (4)(d).

      (e) Notice of Adjustments. Whenever the Common Equivalent Rate and/or the kind or amount of securities or other property issuable upon exchange of the Series A Preferred Shares is adjusted as herein provided, the Company shall:

            (i) forthwith compute such adjustment in accordance with this paragraph (4) and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or Controller of the Company setting forth the terms of such adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, and file such certificate forthwith with the transfer agent or agents for the Series A Preferred Shares and the common shares; and

            (ii) mail a notice to the holders of record of the outstanding Series A Preferred Shares at or prior to the time the Company mails an interim statement to its shareholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter stating that such adjustment has been made, the facts requiring such adjustment and the facts upon which such adjustment is based and setting forth the terms of such adjustment.

      (f) No Fractional Shares. (i) No fractional shares or scrip representing fractional common shares shall be issued upon the exchange of any Series A Preferred Shares. Instead of any fractional interest in a common share which would otherwise be deliverable upon the exchange of a Series A Preferred Share, the Company shall either (A) pay to the holder of such share (a "Fractional Shareholder") an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the common share determined as of the second Trading Date immediately preceding the relevant Notice Date or, in the case of an exchange pursuant to paragraph
(4)(a), the Trading Date immediately preceding the Final Exchange Date or (B) follow the procedures set forth in paragraph (4)(f)(ii). If more than one Series A Preferred Share shall be surrendered for exchange at one time by the same holder, the number of full common shares issuable upon exchange thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

            (ii) The Company may, in lieu of paying cash to Fractional Shareholders as provided in paragraph (f)(i), issue, in full payment of the Company's obligation with respect to such fractional interests, common shares equal to the aggregate of such fractional interests of such Fractional Shareholder and other Fractional Shareholders (aggregated over a reasonable period of time, but not in any event more than 20 business days, and rounded upwards to the nearest whole share) to an agent (the "Transfer Agent") appointed by the Company for such Fractional Shareholders for sale promptly by the Transfer Agent on behalf of the Fractional Shareholders. The Transfer Agent will remit promptly to such Fractional Shareholders their proportionate interest in the net proceeds (following the deduction of applicable transaction costs and computed to the nearest cent) from such sale.

            (iii) In the event that, as a result of any adjustment pursuant to paragraph (4)(d)(iv), the Series A Preferred Shares are exchanged for securities other than common shares, the Company may treat any fractional interests in such securities in the same manner as is provided in paragraphs
(4)(f)(i) and (ii) with respect to fractional common shares.

      (g) Cancellation. Series A Preferred Shares that have been acquired by the Company in an exchange pursuant to this paragraph (4) will initially be held in the Company's treasury, to the extent that capital or earned surplus at such time (calculated after any change to any surplus account resulting from payment of cash or delivery of property by the Company in such exchange) is at least equal to the aggregate par value of the common shares issued in exchange for such Series A Preferred Shares. To the extent that capital or earned surplus is not at least equal to such value at such time, such Series A Preferred Shares will be cancelled and will assume the status of authorized but unissued preferred shares. Shares held in the Company's treasury may thereafter, at the option of the Company, be resold (if consistent with the terms thereof) or cancelled. If cancelled, such shares will assume the status of authorized but unissued preferred shares and may thereafter be reissued in the same manner as other authorized but unissued preferred shares.

      (h)   Definitions.  As used in this paragraph (4):

            (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close;

            (ii) the term "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the common shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the common shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of common shares have been traded during the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price), or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the common shares on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotation System, or a similarly generally accepted reporting service, or if not so available as determined in good faith by the Board of Directors, on the basis of such relevant factors as it in good faith considers, in the reasonable judgment of the Board of Directors, appropriate;

            (iii) the term "Exchange Date" shall mean the date upon which an exchange of Series A Preferred Shares pursuant to paragraph (4)(a),
(4)(b) or (4)(c) shall become effective, which (x) in the case of an exchange pursuant to paragraph (4)(a) shall be the Final Exchange Date, (y) in the case of an exchange pursuant to paragraph (4)(b) shall be the Settlement Date and (z) in the case of an exchange pursuant to paragraph (4)(c) shall, with respect to the shares to be so exchanged, be the date specified as the Exchange Date in the notice with respect thereto provided pursuant to paragraph (4)(i), provided that in each case the Exchange Date shall not be deemed to have occurred unless and until the Company shall have deposited with the Exchange Agent (as hereinafter defined) common shares, funds and such other property as may be deliverable upon such exchange sufficient to effect such exchange as contemplated by paragraph (4)(j).

            (iv) the term "Notice Date" with respect to any notice given by the Company in connection with an exchange of any of the Series A Preferred Shares shall be the commencement of the mailing of such notice to the holders of Series A Preferred Shares in accordance with paragraph (4)(i);


            (v) the term "Optional Exchange Price" shall mean the per share price (payable in common shares) at which the Company may exchange common shares (and/or other property as provided in this paragraph (4)) for Series A Preferred Shares pursuant to paragraph (4)(c) hereof, which shall be initially equal to $257.00, declining by $.018851 on each day following the date of issuance of the Series A Preferred Shares (computed on the basis of a 360-day year of twelve 30-day months) to $237.13 on February 1, 1995 and equal to $236.00 thereafter, in each case determined with reference to the Exchange Date for such exchange;

            (vi) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

      (i) Notice of Exchange. The Company will provide notice of any exchange (including any potential exchange to be effected pursuant to paragraph (4)(b) but excluding, except as provided in the last sentence of this paragraph (4)(i), the mandatory exchange required to be effected pursuant to paragraph (4)(a)) of Series A Preferred Shares to holders of record of the Series A Preferred Shares to be exchanged not less than 30 nor more than 60 days prior to the date fixed for such exchange, as the case may be; provided, however, that if the timing of the effectiveness of a Merger or Consolidation makes it impracticable to provide at least 30 days' notice, the Company shall provide such notice as soon as practicable prior to such effectiveness. Such notice shall be provided by mailing notice of such exchange first class postage prepaid, to each holder of record of the Series A Preferred Shares to be exchanged, at such holder's address as it appears on the stock register of the Company; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the exchange of any Series A Preferred Shares to be exchanged. Each such notice shall state, as appropriate, the following:

            (i)  the Exchange Date;

            (ii) that all outstanding Series A Preferred Shares are to be exchanged or, in the case of an exchange of fewer than all outstanding Series A Preferred Shares pursuant to paragraph (4)(c), the number of such shares held by such holder to be exchanged;

            (iii)  in the case of an exchange pursuant to paragraph
(4)(c), the Optional Exchange Price, the number of common shares deliverable upon exchange of each Series A Preferred Share to be exchanged and the Current Market Price used to calculate such number of common shares, subject to any subsequent adjustments pursuant to paragraph (4)(d);

            (iv) whether the Company is exercising any option to deliver common shares in lieu of cash (and, in the case of an exchange pursuant to paragraph (4)(b), the Current Market Price to be used to calculate the number of such common shares) and, if the Company is exercising such option in respect of less than all the cash that is deliverable by the Company upon such exchange, the portion of such cash in lieu of which common shares will be delivered;

            (v) the place or places where certificates representing such Series A Preferred Shares are to be surrendered for exchange; and

            (vi) that dividends on the Series A Preferred Shares to be exchanged will cease to accrue on such Exchange Date.

      In the event that, with respect to the exchange of Series A Preferred Shares pursuant to paragraph (4)(a), the Company determines that the accrued and unpaid dividends on the Series A Preferred Shares that are to be paid upon such exchange will be required to be paid in whole or in part in common shares as provided in paragraph (4)(a)(ii), the Company shall give notice thereof no later than ten days prior to the Final Exchange Date to the holders of record of the Series A Preferred Shares; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the exchange of Series A Preferred Shares pursuant to paragraph (4)(a).

      (j) Deposit of Shares and Funds. The Company's obligation to deliver common shares and provide funds (or other property, as contemplated by paragraphs (4)(b) and (4)(d)(iv)) upon an exchange of the Series A Preferred Shares in accordance with this paragraph (4) shall be deemed fulfilled if, on or before the Exchange Date for such exchange, the Company shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000 (the "Exchange Agent"), such number of common shares and/or such other property as are required to be delivered by the Company pursuant to this paragraph (4) upon the occurrence of such exchange (including any payment in respect of fractional share amounts pursuant to paragraph (4)(f)(i)) together with funds (or, to the extent required or permitted by paragraphs (4)(a) or (4)(b), as applicable, common shares, other property and/or funds) sufficient to pay all accrued and unpaid dividends (subject to the rights of any holder pursuant to paragraph
(4)(m) below) on the Series A Preferred Shares to be exchanged as required by this paragraph (4) (the "Exchange Consideration"), in trust for the account of the holders of the shares to be exchanged (and so as to be and continue to be available therefor), with instructions and authority to the Exchange Agent that such shares, funds and/or other property be applied solely to the exchange of the Series A Preferred Shares subject to such exchange. Any interest accrued on such funds shall be paid to the Company from time to time. Any common shares, funds and/or other property so deposited and unclaimed at the end of two years from such Exchange Date shall be repaid and released to the Company, after which the holder or holders of such Series A Preferred Shares so exchanged shall look only to the Company for delivery of such common shares, funds and/or other property.
      (k) Exchange of Certificates; Status. Upon an Exchange Date, dividends shall cease to accrue on any Series A Preferred Shares subject to exchange on such Exchange Date, such Series A Preferred Shares shall no longer be deemed outstanding, all rights of the holders thereof as shareholders of the Company shall cease and thereupon the certificate or certificates theretofore representing such Series A Preferred Shares shall represent only the right to receive the Exchange Consideration payable in respect thereof. From and after the Exchange Date, each holder of a certificate which immediately prior to the Exchange Date represented outstanding Series A Preferred Shares subject to such exchange shall be entitled to receive in exchange therefor, upon and only upon surrender thereof to an Exchange Agent, a certificate or certificates representing the number of whole common shares included in the Exchange Consideration and a check representing any cash amount included in the Exchange Consideration plus any cash amount payable pursuant to paragraph (4)(f) in lieu of any fractional share included in the Exchange Consideration and any other property included in the Exchange Consideration as a result of any adjustment provided for in paragraph (4)(d)(iv). In the event that fewer than all Series A Preferred Shares represented by such surrendered certificate are subject to such exchange, a new certificate shall be issued at the expense of the Company representing the Series A Preferred Shares not so exchanged. No interest will be payable with respect to any Exchange Consideration. No holder of a certificate or certificates which immediately prior to the Exchange Date represented outstanding Series A Preferred Shares shall be a holder of the common shares issuable in exchange therefor, or have any rights as a holder of such common shares, including without limitation voting rights or the right to receive any dividend or other distribution from the Company with respect to any such common shares, until surrender of such certificate or certificates that prior to the Exchange Date represented Series A Preferred Shares for a certificate or certificates representing such common shares; provided that, upon such surrender, there shall be paid to the holder, with respect to the number of whole common shares issued upon such surrender, an amount equal to any dividends or other distributions (without interest) theretofore payable to the holders of common shares as of any record date on or after the Exchange Date, but which were not paid to such holder in respect of such common shares by reason of the failure to deliver certificates that represented Series A Preferred Shares. The Company shall not be liable to any holder of Series A Preferred Shares for any common shares (or dividends or distributions with respect thereto), cash in lieu of fractional shares or other cash amounts or any other property included in the Exchange Consideration which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (l) Agreement of Holders. By purchasing or otherwise acquiring Series A Preferred Shares, the holders thereof irrevocably consent to and agree with the Company to the exchange and repurchase of such Series A Preferred Shares upon the Final Exchange Date or any earlier Exchange Date upon the terms and subject to the conditions set forth in this paragraph (4). The holders of the Series A Preferred Shares further agree to accept from the Company, as full payment, discharge and satisfaction of the obligations of the Company with respect to the Series A Preferred Shares, the Exchange Consideration delivered by the Company in exchange for the Series A Preferred Shares in accordance with the terms of this paragraph (4). The foregoing agreements of the holders of Series A Preferred Shares constitute a contract between the Company and each holder of Series A Preferred Shares, enforceable against the Company and each such holder in accordance with the terms hereof.

      (m) Dividend Payments. The holders of Series A Preferred Shares at the close of business on a dividend record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date; provided, however, that, with respect to shares subject to exchange on an Exchange Date occurring between such record date and the Dividend Payment Date, that portion of the accrued and unpaid dividends on such shares which is included in the dividend payable on such Dividend Payment Date shall be paid on such Exchange Date to the holders of record of such shares on such record date, and the holders of such shares on the Exchange Date which were not holders of record of such shares on such record date shall not be entitled to such portion of the accrued and unpaid dividends on such shares as a part of the Exchange Consideration payable upon exchange of such shares.

      (n) Payment of Taxes. The Company will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of common shares or other securities on the exchange of Series A Preferred Shares pursuant to this paragraph (4); provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of common shares or other securities in a name other than that of the registered holder of Series A Preferred Shares exchanged or to be exchanged, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

      (o) Allocation of Stated Capital. Upon the issuance of and receipt of payment for the Series A Preferred Shares, the Company shall allocate to the stated capital of the Series A Preferred Shares $2.00 per Series A Preferred Share so issued (which amount shall be in addition to the stated capital represented by the par value of the Series A Preferred Shares). Upon any Exchange Date, the Company shall reserve available capital or earned surplus for allocation to stated capital for the common shares issuable with respect to the Series A Preferred Shares exchanged on such Exchange Date to the extent that the stated capital of any Series A Preferred Shares cancelled in such exchange is less than the aggregate par value of the common shares issuable in such exchange.

(5) Dissolution Preference. (a) In the event of any liquidation, dissolution, or winding up (hereinafter "Dissolution") of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of any Junior Securities which rank junior with respect to Dissolution, the holders of the Series A Preferred Shares shall be entitled to receive for each share $172.00 plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any Series A Preferred Shares on a record date for payment of dividends thereon to receive such dividend on the date of final distribution), determined by adding (i) dividends accrued and unpaid for any Dividend Period preceding the Dividend Period in which the date of final distribution falls plus (ii) the product of (A) 8.721% times (B) a fraction, the numerator of which is the number of days elapsed from (and including) the first day of the Dividend Period in which the date of final distribution falls, to (but not including) the date of final distribution, on the basis of 30-day months, and the denominator of which is 360 times (C) $172.00; but such holders shall not be entitled to any further payment. If, upon any Dissolution of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares and any Parity Securities which rank on a parity with respect to Dissolution shall be insufficient to pay in full the preferential amount aforesaid and Dissolution payments on any such Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such Parity Securities ratably in accordance with the respective amounts which would be payable on such Series A Preferred Shares and any such Parity Securities if all amounts payable thereon were paid in full. For the purposes of this paragraph (5), a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, or a consolidation or merger of the Company with one or more corporations, shall not be deemed to be a Dissolution.

      (b) Subject to the rights of the holders of Senior Securities which rank senior with respect to Dissolution and Parity Securities which rank on a parity with respect to Dissolution, upon any Dissolution of the Company, after payment shall have been made in full to the Series A Preferred Shares and any Parity Securities which rank on a parity with respect to Dissolution as provided in this paragraph (5), but not prior thereto, any Junior Securities which rank junior with respect to Dissolution shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Series A Preferred Shares and any such Parity Securities shall not be entitled to share therein.

(6)   Voting Rights.  (a)  The holders of record of Series A Preferred
Shares shall not be entitled to any voting rights except as hereinafter provided in this paragraph (6) or as otherwise required by law. The holders of Series A Preferred Shares shall be entitled to vote on all matters submitted to a vote of the holders of common shares, voting together with the holders of common shares (and any other securities upon which like voting rights have been conferred and are then exercisable) as one class. Each Series A Preferred Share shall be entitled to one vote per share, without regard to the Common Equivalent Rate or any adjustments thereto. At elections for directors as aforesaid, each holder of Series A Preferred Shares shall be entitled to vote cumulatively in accordance with Article 3.5 of the Restated Certificate of Incorporation, as amended, of the Company as to the directors to be elected by such holders voting together with the holders of common shares and any other securities upon which like voting rights have been conferred and are then exercisable.

      (b)   (i)   If at any time or times dividends payable on the
Series A Preferred Shares shall be in arrears and unpaid in an amount equal to the dividends payable for six quarterly periods, then the number of directors constituting the Board of Directors, without further action, shall be increased by two (2) and the holders of Series A Preferred Shares shall have the right, voting separately as a class with holders of any Parity Securities upon which like voting rights have been conferred and are then exercisable, to elect the directors of the Company to fill such newly created directorships, the remaining directors to be elected by the other class or classes of shares entitled to vote therefor, at each meeting of shareholders held for the purpose of electing directors. While holders of Series A Preferred Shares are entitled to elect two directors, they shall not be entitled to participate with the holders of common shares in the election of any other directors, but shall continue to be entitled to vote with the holders of common shares upon each other matter coming before any meeting of the shareholders.

            (ii) Such directors shall be elected for terms expiring at the next succeeding annual meeting of shareholders or until their respective successors are elected and qualified, unless such terms are sooner terminated as provided in this paragraph (6). The right of the holders of the Series A Preferred Shares, voting separately as a class, to elect (either alone or together with the holders of any Parity Securities) members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends in arrears and unpaid on the Series A Preferred Shares shall have been paid in full or set aside for payment by the Company, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent failure to pay dividends in the aggregate amount specified above. Any such director may be removed from office, with or without cause, only by vote of holders of the Series A Preferred Shares voting as a class with holders of any Parity Securities upon which like voting rights have been conferred and are then exercisable, and by such vote as may be required by law.

            (iii) At elections for directors as aforesaid, each holder of Series A Preferred Shares shall be entitled to vote cumulatively in accordance with Article 3.5 of the Restated Certificate of Incorporation, as amended, of the Company as to the directors to be elected by such holders voting as a class with the holders of any Parity Securities upon which like voting rights have been conferred and are then exercisable (the holders of any Parity Securities being entitled to the number of votes, if any, for each share held as may be granted to them).

            (iv) Upon any termination of the right of the holders of the Series A Preferred Shares voting as a class (together with Parity Securities upon which like voting rights have been conferred and are then exercisable) to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Series A Preferred Shares and such Parity Securities so voting shall terminate immediately.
Upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two (2). If the office of any director elected as herein provided becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of the Series A Preferred Shares voting as a class as herein provided, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

      (c) So long as any Series A Preferred Shares remain outstanding, the consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time (voting separately as a class together with all other Parity Securities upon which like voting rights have been conferred and are then exercisable by the terms of such Parity Securities with respect to such matters) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

            (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any Senior Securities; or

            (ii) the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation, as amended, in any manner which would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or of the holders thereof; provided, however, that any increase in the amount of authorized preferred shares or the creation and issuance of Parity Securities or Junior Securities shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; provided, further, that the creation of a class or series of shares entitled to vote as a class together with the Series A Preferred Shares on the matters stated in paragraphs 6(b) or 6(c) and having a voting power greater than one vote for each $100 of Dissolution preference (exclusive of accrued and unpaid dividends) shall be deemed to materially and adversely affect the voting power of the Series A Preferred Shares.

      (d) So long as any Series A Preferred Shares remain outstanding, the consent of the holders of at least a majority of the Series A Preferred Shares outstanding at the time (voting separately as a class together with all other Parity Securities upon which like voting rights have been conferred and are then exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to effect the merger or consolidation of the Company with or into any other corporation, if and only if the plan of merger or consolidation contains any provision which, if contained in an amendment to the Company's Restated Certificate of Incorporation, as amended, would entitle the holders of shares of such class or series to vote as a class thereon.

      (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Shares shall have been exchanged in accordance with paragraph (4) hereof.

(7) Savings Provision. If any term or provision hereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3.3 Common Shares. The holders of common shares, subject to law and to the rights of the preferred shares, shall have the exclusive right to vote for the election of directors and on all other matters requiring shareholder action, each common share being entitled to one vote.

3.4 Preemptive Rights. The holders of shares of the Corporation shall have no preemptive rights to purchase any shares or any other securities of the Corporation.

3.5 Cumulative Voting. At all elections for directors of the Corporation, each shareholder entitled to vote for the election of directors shall be entitled to as many votes as shall equal the number of shares owned by said shareholder multiplied by the number of directors to be elected. A shareholder may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them.


3.6 Share Distributions. The board of directors may from time to time authorize the distribution of shares of any class or series to the holders of the same or of any other class or series of shares.

4.    BYLAWS

      The board of directors may adopt, amend or repeal the bylaws of the Corporation.

5.    DIRECTORS

5.1 Number of Directors. The number of directors of the Corporation shall be fixed and may from time to time be increased or decreased by the board of directors, but in no event shall the number of directors be less than 9 or more than 30.

5.2 Classified Directors. Notwithstanding anything to the contrary in the by-laws, the directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, with each director in each class to hold office until his or her successor is elected and qualified. At the annual meeting held in 1988, the three classes of directors shall be elected to serve terms expiring in 1989, 1990 and 1991, respectively. At each annual meeting of shareholders beginning with the meeting to be held in 1989, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is elected and qualified. Any newly created directorship or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased by the board and any newly created directorships are filled by the board, there shall be no classification of the additional directors until the next annual meeting of shareholders.

5.3 Vacancies. Any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

5.4 Removal. Any director may be removed from office only for cause and only by the affirmative vote of at least 75% of the shares entitled to vote.


5.5 Preferred Shares. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred shares issued by the Corporation shall have the right to vote separately by series to elect directors at an annual or special meeting of shareholders, the election, terms of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

5.6 Required Vote. Notwithstanding anything contained in this certificate to the contrary, the affirmative vote of a least 75% of the shares entitled to vote shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article 5, or to fix (including by increase or decrease) the number of directors of the Corporation by vote of the Corporation's shareholders.

6.    MISCELLANEOUS

6.1 Office. The office of the Company it to be located in the County of Westchester of the State of New York.

6.2 Service of Process. The Secretary of State of New York is designated as an agent of the Corporation upon whom process against the Corporation may be served in any action or proceeding against it within the State of New York. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois 60179-0002, Attention:
Secretary.

7.    LIMITATION

      A director shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, unless a judgement or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the New York Business Corporation Law. The foregoing sentence shall not eliminate or limit the liability of any director for any act or omission occurring prior to the adoption of this Article
7. If the New York Business Corporation Law is amended after adoption of this Article by the shareholders to authorize corporations to further limit director liability, this Article shall be construed to limit director liability to the fullest extent permitted by the New York Business Corporation Law as so amended. No amendment to or repeal of this Article 7, and no modification to its provisions, shall apply to, or have any effect upon, the liability or alleged liability of any director with respect to any acts or omissions of such director prior to such amendment, repeal or modification.